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                                                                   EXHIBIT 10.49

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT



         SECONDED AMENDMENT, dated as of December 10, 2001, to the Employment Agreement (the "Agreement"), dated as of November 6, 1997, by and between AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., a Delaware corporation (the "Company"), and Richard E. Dauch (the "Employee"):

1. The second sentence of Section 1 of the Agreement is hereby amended to read in its entirety as follows:

                  "The assignment shall be as Co-Founder, Chairman & Chief Executive Officer."

2. Section 3(a) of the Agreement is hereby amended to read in its entirety as follows:

                           "(a) Base Salary. The Company will pay Employee a
                  salary effective March 1, 2001 at a per annum rate of Nine Hundred and Thirty Five Thousand United States Dollars (U.S. $935,000), payable in accordance with the Company's customary payroll procedures for senior executives (the `Annual Base Salary')."


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3. Section 2 of Exhibit A to the Agreement is hereby amended to read in its entirety as follows:

                  "2. Determination of Annual Cash Bonus.

                           The Annual Cash Bonus shall be determined as of each
                  Measurement Date for the calendar year ending on such Measurement Date pursuant to the following:

                           (a) If the Company continues to outperform the
                  financial performance of the Company's industry peer group, Employee's Annual Cash Bonus shall equal three times the amount of the Employee's then Annual Base Salary."

                           (b) If the Company's financial performance equals or
                  is less than the financial performance of the Company's industry peer group, Employee's Annual Cash Bonus shall be an amount up to the amount of the Employee's then Annual Base Salary as determined by the Compensation Committee of the Company's Board of Directors.




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                           (c) If the Company's financial performance
                  outperforms the Company's industry peer group by an amount greater than it has historically, Employee's Annual Cash Bonus shall be an amount in excess of the amount set forth in
                  Section 2(a) hereof as determined by the Compensation Committee of the Company.

                           (d) The metrics for assessing financial performance
                  under this Agreement shall be set jointly by the Compensation Committee of the Board and the Employee and reviewed no less than every three years for consistency with creating value for the Company's shareholders.

4. Exhibit B to the Agreement shall be amended to add the following:

                  "3. Company shall grant to Employee 300,000 stock options each year during the term of this Agreement, which annual grant amount shall be subject to review and increase by the Compensation Committee of the Company's Board of Directors and the Employee upon any major changes to the Company's corporate structure."



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5. As modified by this Second Amendment, the Agreement as previously amended, shall continue in full force and effect in accordance with its terms.

6. The Supplemental Compensation Agreement dated December 20, 2000 between the Company and the Employee shall continue in full force and effect as originally written unaffected by the terms of this Second Amendment to the Agreement.

         IN WITNESS WHEREOF, the parties hereto have here unto set their hands and seal as of the day and year first above written.


                                        AMERICAN AXLE &
                                        MANUFACTURING HOLDINGS, INC.



/s/ Richard E. Dauch                    By: /s/ Thomas K. Walker
--------------------                        --------------------
Richard E. Dauch                        Title: Chairman of the Compensation
                                               Committee






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